AUXILIO Full Year 2011 Financial Results Conference Call
March 29, 2012
1:30 p.m. PT

I.	Operator Introduces Call

II.	LHA Delivers Safe Harbor and Introduces Management

A.
Thank you, operator.  And good afternoon, everyone. Thank you for joining us for the AUXILIO, Inc. full year 2011 financial results conference call. By now, you should have received a copy of the press release. If you have not, please contact LHA at (415) 433-3777, and we will forward a copy to you.

B.	This call is being broadcast live over the internet. A webcast replay will be available at the company’s website for 15 days.

C.	After reading a short Safe Harbor statement, I will turn the call over to management.

i.
The presentations and commentary of the officers and employees of AUXILIO during the course of this call, as well as any responses by such officers and employees to questions posed to them during the course of this call, contain certain forward-looking statements relating to the business of AUXILIO that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product and services development, long and uncertain sales cycles, market acceptance, future capital requirements, competition from other providers the ability of our vendors to continue supplying the company with equipment, parts, supplies and services and comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in the company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. AUXILIO is under no obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

D.
On the call today are AUXILIO’s President and Chief Executive Officer, Joe Flynn who will deliver an overview and summary of 2011 business highlights; and its Chief Financial Officer, Paul Anthony, who will discuss the company’s financial results.  Joe will return after Paul’s statement to provide closing remarks.

E.	It is now my pleasure to turn the call over to Joe Flynn. Please go ahead, Joe.

Joe Flynn, President & CEO

1)	Thank you Becky, and welcome everyone.

2)
Our 2011 performance demonstrates the significant progress we have made on our growth objectives and the strength of our business model, which positions us for continued growth in 2012. In 2011, we made significant progress over 2010, as net revenue grew 42% during that timeframe. This growth was driven by the addition of 9 new, expanded or extended contracts beginning in the fourth quarter of 2010. One of these new contracts was with Catholic Health East, which is the single largest contract we have signed in our company’s history. I will discuss that more in a moment.

3)
As a reminder, many of our new client accounts are becoming profitable. Consistent with a services business model, we typically record a significant amount of costs associated with a new account early in the relationship, and the account’s revenue contribution grows through the life of the contract.  Specifically in our case, we take on legacy vendor relationships at the onset of an account as well as other costs such as hiring new onsite staff.  However, as the contract matures, we strive to improve upon these legacy contracts, thus reducing costs and, as such, our accounts become profitable.  We expect that all of our accounts active from 2011 will be profitable in the first quarter of 2012.

4)
In the later part of 2010 through 2011, we invested in our operational staff to support current growth, as well as mitigate some of the effects of these upfront costs to improve gross margins and profitability over the long term. We have invested in comprehensive training and documentation programs to ensure we are able to move quickly when we sign a new account. In fact, these efforts enabled us to expand our pipeline to service significantly larger, public and private, multi-hospital health care systems. Because of our initiatives to scale our sales and business development efforts, we are spending similar amounts of time and money to sell to these multi-hospital systems as we had with single hospital facilities.

5)
Current industry trends are providing additional growth opportunities for us. Across the health care industry, Electronic Health Records, or EHR, mandates are putting hospitals in a race to become EHR compliant. They are under increased pressure to reduce costs and enhance efficiencies, thus making AUXILIO’s MPS solutions even more attractive. This increased pressure has also resulted in hospitals making decisions faster, thereby shortening our sales cycles.

6)
In 2011, we streamlined our assessment process, enabling us to provide continued accuracy in our pre-contract audits in a shorter time frame, which aligns with the industry’s shorter sales cycles and places us in the industry’s “sweet spot” for addressing their EHR compliance needs. In addition, our unique business model makes us a clear choice for health care systems across the U.S., as we are the only vendor-neutral MPS provider in the market place. Opportunity abounds for AUXILIO, and it is up to me and our senior management team to successfully execute our growth objectives.

7)
During the year, we focused on gaining market share and expanding our geographic presence by adding new contracts and expanding existing contracts, which we successfully accomplished. I’ll review a few of our most recent highlights.

a)	In December, we signed two MPS agreements.

i)
First, as I mentioned earlier, we signed a five-year agreement with Catholic Health East through our organic sales efforts. This agreement represents the largest contract ever signed in our history, valued at over $40 million. This contract includes implementing our MPS program in 19 hospitals, from Maine to Florida. Catholic Health East is one of the nation’s most prestigious multi-institutional health care networks of 18 regional health corporations located on the east coast, and has approximately 54,000 full-time employees.

(1)
This relationship signifies AUXILIO’s growing visibility in the health care industry and the distinguished reputation we have earned for our vendor-neutral Managed Print Services business model, and our expert approach to cutting costs, improving operational efficiencies and preparing hospitals’ print infrastructures for electronic health records compliance and implementation.

ii)
The second agreement we signed in December 2011 was with Memorial Health System in Colorado Springs, CO, which was the result of our Sodexo channel partnership. The five-year, $5 million contract calls for the implementation of our MPS program to cut costs and maximize efficiencies to the print infrastructure of the System’s three hospitals and affiliated clinical and support facilities. MHS has over 650 beds, 950 physicians and is one of the largest employers in Colorado Springs with over 4,100 employees.

b)
In October, we announced an early renewal of our contract with Saint Alphonsus Regional Medical Center in Boise, Idaho, which is now a member of the Saint Alphonsus Health System. The Regional Medical Center has been a customer since 2007 and due to the confidence we have earned and savings we have delivered to the Medical Center, we are now managing all four hospitals in the newly-formed System. This agreement extends through 2016 and is worth approximately $12 million in revenue over the life of the contract. The four hospitals in the System have over 4,300 employees, a medical staff of more than 950 and is a member of Trinity Health, the fourth-largest Catholic health care system in the country.

c)	In general, these contracts are evidence of the strength of AUXILIO’s position in the health care industry to reduce costs and improve efficiencies through our unique business model.

d)
In addition, as demonstrated by our recent customer wins, our success has been driven by sales efforts both organically and via our Sodexo relationship. Going forward, we will continue to evaluate key strategic sourcing partnerships as they support our business development efforts and future profitability.

8)
We anticipate continued revenue growth as a result of the new contracts signed in 2011. Overall, we expect 2012 to be a strong year of growth for AUXILIO as our unique business model continues to build our presence and reputation in the health care industry.

9)	With that, I would like to turn the call over to Paul Anthony, our CFO, for a financial review. Paul?

Paul Anthony, CFO

Thank you, Joe.

1)	For the twelve months ended December 31, 2011,

a)
Net revenues were $21.8 million, an increase of 42% when compared to $15.4 million in 2010. The increase in revenue was due to the addition of 9 new or expanded contracts that began since the fourth quarter of 2010, as well as recurring revenue resulting from existing customers. We also recorded $2.1 million in equipment revenue during the year, more than half of which was attributed to one customer. In the next several quarters, we expect variable revenue from equipment sales as our focus continues to be on generating recurring services revenue based off our MPS solutions. Overall, we expect continued revenue growth into the first quarter of 2012 due to the new contracts signed in 2011.

b)	Cost of revenue for 2011, which consists of document imaging equipment, parts, supplies, salaries and expenses of field services personnel, was $19.1 million, compared to $12.5 million in 2010.

c)
Gross profit for 2011 was $2.7 million, or 12 percent of sales, compared to $2.9 million, or 19 percent of sales, in 2010. As a reminder, our margins are impacted by higher costs associated with absorbing our new customer’s legacy contracts with third-party vendors. As these accounts mature, we strive to improve upon these legacy contracts, thus reducing costs over the term of the contract.

d)	Operating expenses for 2011 were $5.2 million, compared to $4.4 million in 2010.

e)	2011 net loss was $2.6 million, or $0.13 per share, compared to a net loss of $1.6 million, or $0.08 per share, in 2010.

f)	At December 31, 2011, we had cash and cash equivalents of $1.8 million, compared to $2.2 million at December 31, 2010.

g)
Finally, before I turn the call back over to Joe, I want to acknowledge we filed an extension to file our 10-K as there are some items we are finalizing. We expect to file the 10-k by the April 15th deadline.

2)	Now I would like to return the call to Joe.

Joe Flynn, President, CEO

1)	Thank you, Paul.

2)	We have been very active in industry events late in 2011 and into this year.

a)
In December, I presented an informational webinar entitled ‘Hospital Execs Share How to Save Millions by Driving Business Innovation Solutions.’ The webinar, which was hosted by Modern Healthcare magazine, focused on the benefits and value of executing an MPS strategy in hospitals to cut costs and minimize paper volume through process efficiencies, as well as provide valuable advice for hospital executives as they prepare for EHR implementation. I am pleased to report to you that two executives from our hospital portfolio joined me during the online seminar to present the extent of the progress in savings, end-user satisfaction and EHR compliance their hospitals have experienced since AUXILIO’s MPS program was introduced into their organizations.

b)
In February, we exhibited at the 2012 Annual HIMSS Conference & Exhibition in Las Vegas. HIMSS is the nation’s leading member organization for IT hospital executives. We delivered a seminar for health care executives that demonstrated how some of the nation’s most prestigious hospitals are accelerating EHR readiness by implementing an MPS strategy. Approximately 37,000 industry executives attended this year’s event.

c)	And two days ago, I joined a prestigious group of health care leaders as a presenter during an educational summit for the Institute for Health Technology Transformation in San Francisco.

d)
Our marketing activities are focused on increasing our brand visibility in the health care industry and generating leads. Our Sodexo partnership helped support these efforts to successful results, and we expect Sodexo will continue to be an important channel partner for us.  Looking ahead, we have a strong pipeline of new contracts and our business model has caught the attention of many potential channel partners. We will continue to evaluate our business development, sales and marketing initiatives to provide the most benefit to the company and our shareholders.

3)
Looking at 2011. In summary, our organic sales efforts led the signing of our largest contract to date with Catholic Health East in an agreement worth approximately $40 million. We also made several key operational enhancements, including scaling our sales and business development efforts to build our foundation in preparation for our strong growth. We are encouraged by the opportunities created by our sales and marketing initiatives and we are operating at full capacity to ensure we meet our potential.

4)	In 2012, we are focused on the following initiatives.

1.	Leverage the momentum of 2011 and our growing awareness in the health care industry to add new accounts with large health care systems.

2.	Expand our geographic presence domestically.

3.	Renew existing accounts for three-to-five-year terms.

4.	And move all new accounts toward profitability.

5)
We started 2012 off strong, and we anticipate continued revenue growth as a result of the new contracts signed in 2011. We believe we are well positioned to leverage our strong operational footing to drive sales and focus on moving our business toward profitability.

6)	With that, operator, I'd like to open the lines for Q&A.

Operator Q&A

Joe Flynn, President, CEO

1)	Thank you operator, and thanks everyone for joining us today.

2)	We look forward to speaking with everyone again either before or at our first quarter 2012 earnings call in May.

3)	Have a wonderful day.